Exhibit 99.1

FOR IMMEDIATE RELEASE:	October 21, 2010
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS THIRD QUARTER RESULTS

St. Paul, Minn. (10/21/10)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its third quarter ended September 30, 2010. Revenue for the quarter was $4,957,000, an increase of 64% over revenue of $3,028,000 in the third quarter of 2009 and flat to revenue of $5,016,000 in the second quarter of 2010. Net income for the quarter was $25,000, or $0.00 per share, as compared to a net loss of $338,000, or $0.03 per share, in the third quarter of 2009, and net income of $94,000, or $0.01 per share, in the second quarter of 2010.

“We continued to perform at around the break-even level in the third quarter as our customers continue to add equipment conservatively to address only proven needs,” John J. Pollock, president and chief operating officer of the company, commented. “We made some important milestones in the quarter, however, one being the successful completion of an evaluation of our next generation eight site VMAX test handler at one of our largest long term customers. That customer has now completed its evaluation of competing handlers, and we expect to hear from the customer shortly on its selection of eight site handling for its leadless packages. Another highlight was shipment of our first revenue unit late in the quarter to a top ten integrated circuit (IC) manufacturer, our newest customer for our 1164 reliability test systems.

“Going forward,” Mr. Pollock continued, “our visibility remains limited and our fourth quarter performance will depend upon orders booked and shipped in the quarter.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2009.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2010	2009	2010	2009

Net sales	$4,957	$3,028	$14,591	$5,964
Cost of goods sold	2,679	1,648	7,922	3,747
Gross profit	2,278	1,380	6,669	2,217
Gross profit percent	46.0%	45.6%	45.7%	37.2%

Operating expenses:
Selling, general and administrative (1)	1,433	1,282	4,110	3,612
Research and development	841	647	2,350	1,651
Total operating expenses	2,274	1,929	6,460	5,263

Income (loss) from operations	4	(549)	209	(3,046)
Interest income, net	21	29	55	113
Income (loss) before income taxes	25	(520)	264	(2,933)
Income tax benefit (2)	-	182	57	1,023

Net income (loss) (3)	$25	$(338)	$321	$(1,910)

Income (loss) per share (3):
Basic	$0.00	$(0.03)	$0.03	$(0.18)
Diluted	$0.00	$(0.03)	$0.03	$(0.18)

Weighted average common shares outstanding:
Basic	10,764	10,598	10,690	10,598
Diluted	10,844	10,598	10,849	10,598

(1)
Selling, general and administrative expenses for the nine months ended September 30, 2010 includes a credit of $190 related to the settlement of a legal dispute with a subtenant of the Company’s former leased facility in Poway, California.

(2)	Income tax benefit for the nine months ended September 30, 2010 includes $57 related to a federal carryback claim filed in 2010 for a refund of Alternative Minimum Taxes paid in prior years.

(3)
The impact of the $190 credit and $57 income tax benefit described above was to increase net income from $74 ($0.01 per basic and diluted share) to $321 ($0.03 per basic and diluted share) for the nine months ended September 30, 2010.

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	September 30,	December 31,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$10,021	$9,476
Accounts receivable, net	3,403	2,114
Inventories - operations	7,467	7,472
Inventories - shipped equipment, subject to
revenue deferral	90	-
Other current assets	130	234
Total current assets	21,111	19,296

Property and equipment, net	98	98

Other assets	44	-

Total assets	$21,253	$19,394

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$1,583	$707
Other current liabilities	673	669
Total current liabilities	2,256	1,376

Shareholders' equity	18,997	18,018

Total liabilities and shareholders' equity	$21,253	$19,394